Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 9, 2010, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company, and (2) dated April 16, 2010, with respect to the financial statements of the subaccounts of the TFLIC Series Life Account included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-6 No. 333-38343 under the Securities Act of 1933 and related Prospectus of TFLIC Financial Freedom Builder.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 16, 2010